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                                   EXHIBIT 5.1

                               November 29, 1999

VIB Corp
1498 Main Street
El Centro, California  92660

        Re: Registration of Interests in the Valley Independent Bank Flexplus Retirement and Savings Plan

Lady and Gentlemen:

        We have acted as counsel to VIB Corp (the "Company") in connection with the registration of 308,000 shares of the Company's Common Stock, no par value (the "Shares"), and an indeterminate amount of interests (the "Plan Interests") to be offered or sold pursuant to the terms of the Valley Independent Bank Flexplus Retirement Savings Plan, as amended (the "Plan"). A Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), covering the Shares and the Plan Interests is being filed with the Securities and Exchange Commission concurrently herewith.

        In connection therewith, we have examined and relied as to matters of fact upon such information obtained from public officials, officers of the Company, and our examination of originals or copies, certified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended, the Plan, proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary and appropriate in order to enable us to render the opinion expressed below.

        In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostated copies, and we have relied as to matters of fact upon statements and certifications of officers and agents of the Company. In addition, we have assumed that any Shares purchased through open market purchases, were or will be duly authorized, validly issued, fully paid and nonassessable when originally issued by the Company. We further assume that the certificates for the Shares issued conform to the specimen thereof furnished to us and will be duly registered and countersigned by the Company's transfer agent. The opinion expressed below is limited to the federal securities laws of the United States and the laws of the State of California, and we express no opinion as to the effect of other federal laws or the laws of any other jurisdiction.

        Based on the foregoing, it is our opinion that upon filing of the Registration Statement and the completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Plan Interests and the Shares, the Plan Interests and the Shares, when issued in the manner referred to in the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

                              Very truly yours,

                                /s/ Horgan, Rosen, Beckham & Coren, L.L.P.
                                ------------------------------------------------
                                Horgan, Rosen, Beckham & Coren, L.L.P.




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